Exhibit 99.4

March 14, 2011
Fellow Employees:
This morning we announced that Lubrizol has entered into a merger agreement to be acquired by Berkshire Hathaway Inc. for $135 per share. This is a transformative event that we believe will provide tremendous opportunities for our company and its employees. Berkshire Hathaway, the company led by legendary businessman Warren Buffett, has a long-term investing approach, and we are very excited about the prospect of becoming part of the Berkshire Hathaway family. A joint news release is available on www.lubrizol.com.
I have shared with you my confidence that Lubrizol is well positioned for continued sustainable growth, and this transaction reaffirms that confidence. Berkshire Hathaway believes Lubrizol is well run and that our solid foundation and talented employees position us well for the future. I believe Berkshire Hathaway’s investment represents a clear endorsement of your hard work and the superior results you have helped us achieve.
Let me assure you that it remains business as usual at Lubrizol — now and after the transaction closes. At its core, this simply represents a change of ownership, as we will become an operating subsidiary of Berkshire Hathaway led by the current management team and headquartered in Wickliffe, Ohio. Our Founders’ vision and the values that have always guided us will continue to shape an even stronger future. We will strive to be the essential ingredient in our customers’ success by delivering the innovative technology, outstanding service and superior global supply chain they value from us.
The transaction is expected to close during the third quarter of 2011, subject to the receipt of shareholder approval and the satisfaction of customary closing conditions, including the expiration of waiting periods and the receipt of approvals under the Hart-Scott-Rodino Antitrust Improvements Act and applicable non-U.S. merger control regulations. Once the transaction closes, Lubrizol will become part of Berkshire Hathaway and will no longer be a publicly traded company. However, we will continue to operate as The Lubrizol Corporation and remain focused on our long-term plans without the constraints of short-term public market requirements.
Because I know that you will have many questions, we have prepared a list of responses that will be available on The Channel. Please direct any other questions to employee.questions@lubrizol.com. We will also post periodic updates when we can do so.
The Securities and Exchange Commission has strict rules regarding communication on pending transactions. Therefore, it is essential that all inquiries from the media or investors be routed through the proper Lubrizol representatives. Absolutely do not discuss this matter with the media, investors or other third parties; direct all such inquiries to Mark Sutherland (jmsu@lubrizol.com) or Julie Young (jlsy@lubrizol.com).
Once again, thank you for all that you do for Lubrizol. Because of your efforts, we have been able to deliver substantial value to our shareholders and position our company and our employees for an exciting future. I am extremely proud of you and Lubrizol.
Sincerely,
James L. Hambrick
Chairman, President and Chief Executive Officer

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission; and uncertainties associated with the proposed acquisition of Lubrizol by Berkshire Hathaway, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. The forward-looking statements contained herein represent the companies’ judgment as of the date of this release and they caution readers not to place undue reliance on such statements. Berkshire and Lubrizol assume no obligations to update the forward-looking statements contained in this release.
Participants in Solicitation
Lubrizol and its directors and officers may be deemed to be participants in the solicitation of proxies from Lubrizol’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about Lubrizol’s directors and executive officers and their ownership of Lubrizol’s common stock is set forth in its Form 10-K which was filed with the SEC on February 25, 2011 and the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on March 17, 2010. Shareholders may obtain additional information regarding the interests of Lubrizol and its directors and executive officers in the proposed transaction, which may be different than those of Lubrizol’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.
Additional Information
In connection with the proposed transaction, Lubrizol will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND LUBRIZOL. You will be able to obtain the proxy statement, as well as other filings containing information about Lubrizol, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Lubrizol with the SEC can also be obtained, free of charge, by directing a request to The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298, attention: Mark Sutherland, or by calling Mark Sutherland at (440) 347-1206.